Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 19, 2019

Between

PARTNERRE FINANCE B LLC,
Issuer

PARTNERRE LTD.,
Guarantor

to

THE BANK OF NEW YORK MELLON
Trustee

TABLE OF CONTENTS

		Page

	Article 1
	DEFINITIONS

Section 1.01	Definitions of Terms	1

	Article 2
	GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01	Designation and Principal Amount	4
Section 2.02	Maturity	4
Section 2.03	Form and Payment	4
Section 2.04	Payment of Principal and Interest	4
Section 2.05	No Payment of Additional Amounts	5

	Article 3
	REDEMPTION OF THE NOTES

Section 3.01	Redemption	5

	Article 4
	NO SINKING FUND

Section 4.01	No Sinking Fund	5

	Article 5
	FORM OF NOTE

Section 5.01	Form of Note	6

	Article 6
	ORIGINAL ISSUE OF NOTES

Section 6.01	Original Issue of Notes	11

	Article 7
	EVENTS OF DEFAULT

Section 7.01	Senior Debt Securities Guarantee Agreement	11

	Article 8
	COVENANTS

Section 8.01	Activities of the Company	11
Section 8.02	Use of Proceeds	12
Section 8.03	Proper Records	12
Section 8.04	Compliance with Laws	12
Section 8.05	Liens	12

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	Article 9
	RANKING

Section 9.01	Ranking	12

	Article 10
	MODIFICATION AND WAIVER

Section 10.01	Modification and Waiver	13

	Article 11
	ADDITIONAL TERMS

Section 11.01	Additional Terms	13
Section 11.02	No Rights of Set-off; No Encumbrances	13

	Article 12
	AMENDMENTS TO BASE INDENTURE

Section 12.01	Reports by Company	13
Section 12.02	Submission to Jurisdiction	14
Section 12.03	Definitions	14

	Article 13
	MISCELLANEOUS

Section 13.01	Ratification of Indenture	14
Section 13.02	Trustee Not Responsible for Recitals	14
Section 13.03	Governing Law	15
Section 13.04	Separability	15
Section 13.05	Counterparts	15

ii

SECOND SUPPLEMENTAL INDENTURE, dated as of June 19, 2019 (the “Second Supplemental Indenture”), among PartnerRe Finance B LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Company”), PartnerRe Ltd., a company duly organized and existing under the laws of Bermuda (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), supplementing the Indenture among the Company, the Guarantor and the Trustee, dated as of March 15, 2010 (the “Base Indenture”).

WHEREAS, the Company has executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s senior unsecured debentures, notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, Section 3.01 of the Base Indenture provides that, with respect to any series of Securities to be authenticated and delivered under the Base Indenture, the terms of such series of Securities shall be established by (i) a Board Resolution and Officers’ Certificate or (ii) one or more indentures supplemental to the Base Indenture;

WHEREAS, Section 9.01(k) of the Base Indenture provides that the Company, the Guarantor and the Trustee at any time and from time to time, may enter into one or more indentures supplemental thereto to amend or supplement any provision contained therein or in any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Securities then Outstanding;

WHEREAS, pursuant to the terms of the Base Indenture, as amended or supplemented by this Second Supplemental Indenture (the “Indenture”), the Company desires to provide for the establishment of a new series of its Securities to be known as its 3.700% Senior Notes due 2029 (the “Notes”), which shall be in the form of senior unsecured notes, with specific terms and provisions, the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture, and all requirements necessary to make this Second Supplemental Indenture a valid, legally binding instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, legally binding obligations of the Company, have been done and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects:

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in this Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, it is mutually covenanted and agreed as follows:

ARTICLE 1
DEFINITIONS

Section 1.01                             Definitions of Terms. Unless the context otherwise requires:

(a)                                 a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture;

(b)                                 the definition of any term in this Second Supplemental Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

(c)                                  a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(d)                                 the singular includes the plural and vice versa;

(e)                                  headings are for convenience of reference only and do not affect interpretation;

(f)                                   the following terms have the meanings given to them in this Section 1.01(f):

“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Guarantor or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Guarantor or the Insurance Group.

“Base Indenture” has the meaning set forth in the preamble of this Second Supplemental Indenture.

“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Guarantor or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.

“BMA Approval” means the BMA has given, and not withdrawn by such date, its prior consent to the redemption of such Notes.

“BMA Redemption Requirements” has the meaning set forth in Section 3.01(c).

“Business Day” means any day that is not a Saturday, a Sunday, a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

“Company” has the meaning set forth in the preamble of this Second Supplemental Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the Remaining Life.

“Comparable Treasury Price” means (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Discounted Present Value” of any Note subject to optional redemption shall be equal to the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the Redemption Date) on such Note discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve thirty-day months) at the applicable Treasury Rate plus 25 basis points.

“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Bermuda Insurance Act 1978, as amended from time to time, or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.

“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Guarantor or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.

“Group Rules” has the meaning set forth in Section 3.01(c).

“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Guarantor” has the meaning set forth in the preamble of this Second Supplemental Indenture.

“Indenture” has the meaning set forth in the preamble of this Second Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time.

“Insurance Group” means all subsidiaries of the Guarantor that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.

“Interest Payment Date” means, with respect to the Notes only, each January 2 and July 2, commencing January 2, 2020.

“Lien” means any mortgage, pledge, lien, security interest or other encumbrance.

“Maturity Date” means the date on which the Notes mature as specified in Section 2.02 hereof and on which the principal shall be due and payable together with all accrued and unpaid interest thereon.

“Notes” has the meaning set forth in the recitals of this Second Supplemental Indenture.

“Primary Treasury Dealer” has the meaning set forth in the definition of “Reference Treasury Dealer”.

“Reference Treasury Dealer” means each of (i) Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. LLC and HSBC Securities (USA) Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the City of New York (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer and (ii) any two other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Regular Record Date” means, with respect to the Notes only, the close of business on December 17 and June 17, as the case may be, immediately preceding each Interest Payment Date.

“Remaining Life” has the meaning set forth in the definition of “Treasury Rate”.

“Second Supplemental Indenture” has the meaning set forth in the preamble of this Second Supplemental Indenture.

“Securities” has the meaning set forth in the recitals of this Second Supplemental Indenture.

“Treasury Rate” “means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes to be redeemed (the “Remaining Life”), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield- to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Trustee” shall have the meaning set forth in the preamble of this Second Supplemental Indenture.

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01                             Designation and Principal Amount. (a) There is hereby authorized a series of Securities designated the 3.700% Senior Notes due 2029, which shall be in the form of senior unsecured notes issued by the Company under this Indenture, unlimited in aggregate principal amount.

(b)                                 The Company may, from time to time, subject to compliance with any other applicable provisions of this Second Supplemental Indenture but without the consent of the Holders, create and issue pursuant to this Second Supplemental Indenture an unlimited principal amount of additional Notes (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other outstanding Notes, except that any such additional Notes (i) may have a different issue date and issue price from other outstanding Notes and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other outstanding Notes. The Company may not issue additional Notes described in this Section 2.01(b) unless such Notes are part of the same issue as the other outstanding Notes for U.S. federal income tax purposes. Any such additional Notes will, together with the previously issued Notes, constitute a single series of Securities under the Indenture.

Section 2.02                             Maturity. The Maturity Date will be July 2, 2029.

Section 2.03                             Form and Payment. Except as provided in Section 2.04, the Notes shall be issued in fully registered certificated form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof, bearing identical terms. Principal and interest on the Notes issued in certificated form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions at the Corporate Trust Office of the Trustee.

Section 2.04                             Payment of Principal and Interest. (a) The principal of the Notes shall be due on July 2, 2029, subject to the provisions of the Base Indenture relating to acceleration of maturity. The Notes will bear interest from June 19, 2019, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a rate of 3.700% per annum, payable semi-annually in arrears on January 2 and July 2 of each year, commencing on January 2, 2019, and at Maturity. The Company will pay interest to the Persons in whose names the Notes are registered on the Regular Record Date for such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve thirty-day months.

(b)                                 If any Interest Payment Date falls on a day that is not a Business Day at the applicable Place of Payment, the interest payment will be postponed to the next day that is a Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after such Interest Payment Date. If the Maturity Date of the Notes falls on a day that is not a Business Day at the applicable Place of Payment, the payment of interest and principal may be made on the next succeeding Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after the Maturity Date. Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the Maturity Date, as the case may be.

(c)                                  Payment of the principal and interest due at maturity of the Notes shall be made upon surrender of the Notes at the Corporate Trust Office of the Trustee. The principal of and interest on the Notes shall be paid in Dollars. Payments of principal of or interest on the Notes will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

Section 2.05                             No Payment of Additional Amounts. The Company will not be required to pay any Additional Amounts with respect to the Notes.

ARTICLE 3
REDEMPTION OF THE NOTES

The Company shall have the right to redeem the Notes in accordance with Article 11 of the Base Indenture as amended and supplemented by the following provisions.

Section 3.01                             Redemption. (a) Subject to the BMA Redemption Requirements, the Notes will be redeemable, at the option of the Company, at any time as a whole or from time to time in part, on not less than thirty nor more than sixty days’ prior notice to the Holders of the Notes, on any date prior to their maturity.

The Redemption Price for any redemption of Notes before April 2, 2029 shall be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the Discounted Present Value of the Notes to be redeemed, plus in each case accrued and unpaid interest on the principal amount of such Notes to, but excluding, the Redemption Date.

The Redemption Price for any redemption of Notes on or after April 2, 2019 shall be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on such principal amount of such Notes to, but excluding, the Redemption Date.

Installments of interest on the Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Notes registered as such at the close of business on the Regular Record Date therefor.

(b)                                 If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected in accordance with the procedures of The Depository Trust Company, in the case of Notes represented by a global Security, or by the Trustee by lot, in the case of Notes that are not represented by a global Security.

(c)                                  Notwithstanding anything to the contrary set forth herein, (i) the Notes will not be redeemable pursuant to this Section 3.01 at any time prior to June 19, 2022 without BMA Approval unless the Company replaces the capital represented by the Notes to be redeemed with capital having equal or better capital treatment as the Notes under the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time (the “Group Rules”) and (ii) the Notes will not be redeemable pursuant to this Section 3.01 at any time prior to their maturity if the Enhanced Capital Requirement would be breached immediately before or after giving effect to the redemption of such Notes unless the Company replaces the capital represented by the Notes to be redeemed with capital having equal or better capital treatment as the Notes under the Group Rules (clauses (i) and (ii) collectively, the “BMA Redemption Requirements”). For the avoidance of doubt, payment of principal on the date of maturity will not be subject to the BMA Redemption Requirements.

ARTICLE 4
NO SINKING FUND

Article 12 of the Base Indenture shall be superseded by this Article 4 with respect to the Notes.

Section 4.01                             No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

ARTICLE 5
FORM OF NOTE

Section 5.01                             Form of Note. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

[FORM OF FACE OF NOTE]

[IF THE NOTE IS TO BE A GLOBAL SECURITY, INSERT - THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE CLEARING AGENCY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE CLEARING AGENCY TO A NOMINEE OF THE CLEARING AGENCY OR BY A NOMINEE OF THE CLEARING AGENCY TO THE CLEARING AGENCY OR ANOTHER NOMINEE OF THE CLEARING AGENCY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.]

[UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

PARTNERRE FINANCE B LLC

3.700% Senior Notes due 2029

No. R-1	$500,000,000 CUSIP No. 70213B AB7

PARTNERRE FINANCE B LLC, a limited liability company organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum of FIVE HUNDRED MILLION dollars ($500,000,000) on July 2, 2029. The Company further promises to pay interest on said principal sum from June 19, 2019 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on January 2 and July 2 in each year, commencing on January 2, 2020 at the rate set forth above, until the principal hereof is paid or duly provided for. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months unless the period for which interest is to be paid consists of less than a 30-day month, in which case it will be computed on the basis of the actual number of days elapsed per 30-day month.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be December 17 or June 17 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company in accordance with the terms of the Indenture, notice whereof shall be given by the Trustee to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the

Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of and interest due on the Maturity Date of this Note shall be made upon surrender of this Note at the Corporate Trust Office of the Trustee. The principal of and interest on this Note shall be paid in Dollars. Payments of interest will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto at such address as shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: June 19, 2019

PARTNERRE FINANCE B LLC

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Officer

Dated: June 19, 2019

[REVERSE OF NOTE]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of March 15, 2010 (herein called the “Base Indenture”), between the Company, the Guarantor and The Bank of New York Mellon, as trustee (herein called the “Trustee”), as amended and supplemented by a Second Supplemental Indenture, dated as of June 19, 2019 (the “Second Supplemental Indenture” and the Base Indenture as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $500,000,000.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Notes are senior unsecured obligations of the Company and will rank equally in right of payment with all of the issuer’s unsecured indebtedness from time to time outstanding. However, the Notes will be contractually subordinated to all existing and future obligations of the Guarantor’s subsidiaries (other than the Company,

PartnerRe Finance II Inc. and PartnerRe Ireland Finance DAC), including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in the Indenture.

The Notes will not have a sinking fund.

The Company will be entitled to redeem the Notes as set forth below; provided that notwithstanding anything to the contrary set forth herein, (i) the Notes will not be redeemable at any time prior to June 19, 2022 without BMA Approval unless the Guarantor replaces the capital represented by the Notes to be redeemed with capital having equal or better capital treatment as the Notes under the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time (the “Group Rules”) and (ii) the Notes will not be redeemable at any time prior to their maturity if the Enhanced Capital Requirement would be breached immediately before or after giving effect to the redemption of such Notes unless the Guarantor replaces the capital represented by the Notes to be redeemed with capital having equal or better capital treatment as the Notes under the Group Rules (clauses (i) and (ii), collectively, the “BMA Redemption Requirements”).

As used herein:

“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Guarantor or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Guarantor or the Insurance Group.

“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Guarantor or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.

“BMA Approval” means the BMA has given, and not withdrawn by such date, its prior consent to the redemption of such Notes.

“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Bermuda Insurance Act 1978, as amended from time to time, or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.

“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Guarantor or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.

“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time.

“Insurance Group” means all subsidiaries of the Guarantor that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.

Subject to the BMA Redemption Requirements, the Notes will be redeemable, at the option of the Company, at any time as a whole or from time to time in part, upon not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes, on any date prior to their maturity. The Redemption Price for any redemption of Notes before April 2, 2029 shall be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the Discounted Present Value of the Notes to be redeemed, plus in each case accrued and unpaid interest on the principal amount of such Notes to, but excluding, the Redemption Date. The Redemption Price for any redemption of Notes on or after April 2, 2029 shall be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on such principal amount of such Notes to, but excluding, the Redemption Date. Installments of interest on the Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Notes registered as such at the close of business on the Regular Record Date therefor.

As used herein:

“Discounted Present Value” of any Note subject to optional redemption shall be equal to the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the Redemption Date) on such Note discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the Remaining Life.

“Comparable Treasury Price” means (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of (i) Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. LLC and HSBC Securities (USA) Inc.  and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the City of New York (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer and (ii) any two other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes to be redeemed (the “Remaining Life”), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield- to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of Notes represented by a global note, or by the Trustee by lot, in the case of Notes that are not represented by a global note.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained under Section 10.02 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. This global Security is exchangeable for Notes in definitive form only under certain limited circumstances set forth in the Indenture. Notes so issued are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Base Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

This Note does not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or the Guarantor or any of the Guarantor’s regulated operating subsidiaries to any Person in whose name this Note is registered or any creditor of the Company or the Guarantor or any of the Guarantor’s regulated operating subsidiaries. By acquiring this Note, the Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Company or of the Guarantor or any of their affiliates to secure the rights of Holders.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

ARTICLE 6
ORIGINAL ISSUE OF NOTES

Section 6.01          Original Issue of Notes. Notes in the aggregate principal amount not to exceed $500,000,000, except as provided in Section 2.01(b) hereof, may, upon execution of this Second Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company, signed by its Chief Executive Officer, President, any Senior Vice President, Vice President or Secretary, without any further action by the Company.

ARTICLE 7
EVENTS OF DEFAULT

Solely with respect to the Notes (and not with respect to any other securities issued or outstanding as of the date hereof under the Indenture), for so long as any of the Notes remain outstanding, pursuant to Section 3.01(r) of the Base Indenture, Article 5 of the Base Indenture shall be supplemented with respect to the Notes by the following provision.

Section 7.01          Senior Debt Securities Guarantee Agreement. It shall be an Event of Default in respect of the Notes if the Senior Debt Securities Guarantee Agreement ceases to be in full force and effect (except as contemplated by the terms thereof and subject to the provisions of Article 9 hereof) or the Guarantor or a Person acting by or on behalf of the Guarantor denies or disaffirms the Guarantor’s obligations under this Indenture or the Senior Debt Securities Guarantee Agreement and such default continues for a period of 10 days after notice has been given by registered or certified mail, (i) to the Company or the Guarantor, as the case may be, by the Trustee or (ii) to the Company and the Trustee or the Guarantor and the Trustee, as the case may be, by the Holders of at least 25% in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder.

ARTICLE 8
COVENANTS

Solely with respect to the Notes (and not with respect to any other securities issued or outstanding as of the date hereof under the Indenture), for so long as any of the Notes remain outstanding, pursuant to Section 3.01(r) of the Base Indenture, Article 10 of the Base Indenture shall be supplemented with respect to the Notes by the following provisions.

Until all the principal of and interest on each Note have been paid in full, the Company covenants and agrees with the Holders that:

Section 8.01          Activities of the Company. The Company’s activities shall be limited to issuing and repurchasing senior or subordinated debt instruments and lending the proceeds from the sale of any such senior or subordinated debt instruments to PartnerRe U.S. Corporation on terms identical in all material respects to the terms of the debt instruments issued by the Company in such transaction, and any other activities necessary or incidental to these activities. For the avoidance of doubt, the Company shall have no employees, shall acquire no real property and shall incur no material obligations other than the senior or subordinated debt obligations referred to in this Section 8.01.

Section 8.02          Use of Proceeds. The Company shall use the proceeds of the Notes to repurchase any senior or subordinated debt instruments previously issued and outstanding and/or to acquire debt instruments of PartnerRe U.S. Corporation on terms identical in all material respects to those of these Notes and shall hold such debt instruments for so long as any Note remains outstanding. Any such debt instrument of PartnerRe U.S. Corporation shall be evidenced at all times by a note or agreement duly executed and delivered by PartnerRe U.S. Corporation. The Company shall modify or waive the terms of any such debt instrument of PartnerRe U.S. Corporation only if and to the extent that the terms of the Notes have been modified or waived in accordance with the terms of the Indenture.

Section 8.03          Proper Records. The Company will keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities.

Section 8.04          Compliance with Laws. The Company will comply with all laws, rules, regulations and orders of any government agency applicable to it or its property, except where failures to do so could not, in the aggregate, result in a material adverse effect on its ability to satisfy its obligations on the Notes.

Section 8.05          Liens. The Company shall not create, agree to create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets, whether now owned or hereafter acquired; provided that nothing in this Section 8.05 shall prevent the creation, agreement to create, incurrence, assumption or existence of the following Liens:

(i)            Liens in respect of banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository or other financial institution; provided, however, that (x) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company, and (y) such deposit account is not intended by the Company to provide collateral to the depository institution;

(ii)           Liens for taxes, assessments or governmental charges or levies not yet due, or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(iii)          judgment liens in respect of judgments that do not constitute an Event of Default; and

(iv)          any extension, renewal or replacement of the foregoing Liens.

ARTICLE 9
RANKING

Section 9.01          Ranking. The Notes will be the Company’s senior unsecured indebtedness and will rank equally in right of payment with all of the Company’s unsecured indebtedness from time to time outstanding. However, the Notes will be contractually subordinated to all existing and future obligations of the Guarantor’s subsidiaries (other than the Company, PartnerRe Finance II Inc. and PartnerRe Ireland Finance DAC), including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries.

ARTICLE 10
MODIFICATION AND WAIVER

Solely with respect to the Notes (and not with respect to any other securities issued or outstanding as of the date hereof under the Indenture), for so long as any of the Notes remain outstanding, the Company (when authorized by or pursuant to a Company’s Board Resolution), the Guarantor (when authorized pursuant to a Board Resolution of the Guarantor’s Board of Directors) and the Trustee may enter into an indenture or indentures supplemental hereto in accordance with Article 9 of the Base Indenture as amended and supplemented by the following provision.

Section 10.01       Modification and Waiver. Notwithstanding anything to the contrary in the Indenture, no modification or amendment to the Stated Maturity or the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any of the Notes is permitted without (i) the consent of the Holder of each Note affected thereby and (ii) BMA Approval.

ARTICLE 11
ADDITIONAL TERMS

Section 11.01       Additional Terms. The Notes will not be convertible into shares of Common Stock or Preferred Stock of the Company and/or exchangeable for other securities. The amount of payments of principal with respect to the Notes shall not be determined with reference to an index, formula or other method or methods. No Notes are issuable upon the exercise of warrants. Each of Section 4.02(b) of the Base Indenture relating to defeasance and Section 4.02(c) of the Base Indenture relating to covenant defeasance shall apply to the Notes, and the covenants subject to Section 4.02(c) and Section 10.06 of the Base Indenture shall include the covenants set forth in, and made applicable to the Notes by, Article 8 of this Second Supplemental Indenture.

Section 11.02       No Rights of Set-off; No Encumbrances. The Notes will not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or the Guarantor or any of the Guarantor’s regulated operating subsidiaries to any Person in whose name the Notes are registered or any creditor of the Company or the Guarantor or any of the Guarantor’s regulated operating subsidiaries. By acquiring the Notes, each Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Company or the Guarantor or any of their affiliates to secure the rights of Holders.

ARTICLE 12
AMENDMENTS TO BASE INDENTURE

Except as otherwise may be provided pursuant to Section 3.01 of the Base Indenture with respect to any particular Security issued on or after the date hereof, this Article 12 shall apply to Securities issued on or after the date hereof and to any Outstanding Securities, including the Notes; provided that the amendments in Section 12.01 shall apply to Securities issued on or after the date hereof only, including the Notes.

Section 12.01       Reports by Company.  Section 7.04 of the Base Indenture is hereby amended by amending and restating such section in its entirety, which shall read as follows:

Section 7.04.  Reports by Company.

(a)  The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is so filed with the Commission.  The Company shall transmit within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by the Company pursuant to this paragraph as may be required by rules and regulations prescribed from time to time by the Commission.

(b)  Delivery of such reports, information and documents to the Trustee is for information purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officer’s Certificate).

Section 12.02       Submission to Jurisdiction. Article I of the Base Indenture is hereby amended by amending and restating Section 1.19 in its entirety, which shall read as follows:

The Company agrees that any judicial proceedings instituted in relation to any matter arising under this Indenture, the Securities or any Coupons appertaining thereto may be brought in any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and, by execution and delivery of this Indenture, the Company hereby irrevocably accepts, generally and unconditionally, the jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgment rendered in such proceeding. The Company also irrevocably and unconditionally waives for the benefit of the Trustee and the Holders of the Securities and Coupons any immunity from jurisdiction and any immunity from legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) in respect of this Indenture. The Company hereby irrevocably designates and appoints, for the benefit of the Trustee and the Holders of the Securities and Coupons for the term of this Indenture, PartnerRe U.S. Corporation, 200 Stamford Place, Stamford, CT 06902, as its agent to receive on its behalf service of all process (with a copy of all such service of process to be delivered to the Company pursuant to Section 1.05) brought against it with respect to any such proceeding in any such court in The City of New York, such service being hereby acknowledged by the Company to be effective and binding service on it in every respect whether or not the Company shall then be doing or shall have at any time done business in New York. Such appointment shall be irrevocable so long as any of the Securities or Coupons or the obligations of the Company hereunder remain outstanding, or until the appointment of a successor by the Company located in New York or Connecticut and such successor’s acceptance of such appointment. Upon such acceptance, the Company shall notify the Trustee in writing of the name and address of such successor. The Company further agrees for the benefit of the Trustee and the Holders of the Securities and the Coupons to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of PartnerRe U.S. Corporation as its agent in full force and effect so long as any of the Securities or Coupons or the obligations of the Company hereunder shall be outstanding. The Trustee shall not be obligated and shall have no responsibility with respect to any failure by the Company to take any such action. Nothing herein shall affect the right to serve process in any other manner permitted by any law or limit the right of the Trustee or any Holder to institute proceedings against the Company in the courts of any other jurisdiction or jurisdictions.

Section 12.03       Definitions. Article I of the Base Indenture is hereby amended by amending and restating the definition of “Guarantor’s Board of Directors” in Section 1.01 in its entirety, which shall read as follows:

“Guarantor’s Board of Directors” means (i) the board of directors of the Guarantor or any committee of that board or (ii) any authorized officer of the Guarantor, in each case that are duly authorized to act generally or in any particular respect for the Guarantor hereunder.

ARTICLE 13
MISCELLANEOUS

Section 13.01       Ratification of Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 13.02       Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

Section 13.03       Governing Law. This Second Supplemental Indenture and each Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State applicable to contracts made and to be performed entirely within said State.

Section 13.04       Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Notes, but this Second Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 13.05       Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PARTNERRE FINANCE B LLC, as Company

By:		/s/ Thomas L. Forsyth
Name: Thomas L. Forsyth
Title: President & CEO

PARTNERRE LTD., as Guarantor

By:		/s/ Mario Bonaccorso
Name: Mario Bonaccorso
	Title:	Executive Vice President
and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:		/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Second Supplemental Indenture]